DigitalLocations

Digital Locations CEO Rich Berliner Discussed the Use of Machine Learning with the Company's Tech Team Leader

Dr. Elias Alwan from Florida International University (FIU) commented about using machine learning to overcome the challenges of delivering high-speed Internet from satellites directly to smartphones

SANTA BARBARA, CA, August 15, 2023 (GLOBE NEWSWIRE) – Digital Locations, Inc. (OTCMKTS:DLOC), the developer of a disruptive technology that will deliver high-speed Internet from satellites directly to smartphones all over the world, today announced that in a recent podcast, its CEO, Rich Berliner, spoke with Dr. Elias Alwan, at Florida International University (FIU) about using machine learning to overcome certain technical challenges.

During the conversation, Dr. Alwan described how the FIU tech team is working to overcome the challenges of delivering high speed data from satellites directly to mobile phones. He said, "In order to establish any connection, you need to have a closed link and in order to close the link you need to have enough transmit power, enough receive power and enough data rate and the longer the distance the harder it is to establish that".

Dr. Alwan continued, "How we play with all the variables in order to allow and close that link is our greatest concern. Our project is currently focused what can we change on the cellphone side to make that link happen. Also, satellite communications are often slowed down due to the power challenges that must be addressed."

Dr. Alwan mentioned other concerns such as how to handle factors like weather, obstructions and space dust that don't occur all the time. He said, "A system needs to be adaptive to change its configuration based on any new situation. We are creating some form of intelligence using machine learning in the system to allow it to switch between frequencies and play with its parameters dynamically to make sure that we can always create a high-speed link."

Dr. Elias A. Alwan is a dedicated educator and researcher with a steadfast devotion to advancing the field of electrical and computer engineering. Since 2017, he has been an Assistant Professor at Florida International University (FIU). From 2020 to 2022, Dr. Alwan was an Eminent Scholar Chaired professor at FIU in the Department of Electrical and Computer Engineering. Since working at FIU, he has won three faculty awards, the most recent including the Top Scholar Award for Junior Faculty with Significant Grants (STEM) in May of 2023. As an FIU faculty member, Dr. Alwan has served as the Chair of the College of Engineering and Computing Curriculum

Committee since Fall 2021. In this position, he has created and taught many of his own classes, including Basics of RF Systems, and Special Topics Reconfigurable RF Systems. Prior to that, he held senior research and post-doctoral positions at The Ohio State University from 2014 to 2017. Alongside his academic pursuits, Dr. Alwan's professional experience has led him to serve as a conference organizer and session chair for the 2022 URSI Comm B AT-AP-RAS conference, and the technical program chair for the 2019 International Workshop on Antenna Technology (iWAT). From 2018 to 2019 he was also a Journals Editor for the IEEE Transactions on Magnetics. Dr. Alwan obtained his Ph.D. in Electrical and Computer Engineering from The Ohio State University in 2014, and his M.E. in Electrical and Computer Engineering from the American University of Beirut in 2009. He completed his B.E. in Computer and Communication Engineering at Notre Dame University-Louaize in Lebanon in 2007. Dr. Alwan is listed as a Google Scholar at https://scholar.google.com/citations?user=CAoTUEgAAAAJ&hl=en

This podcast can be viewed at https://www.youtube.com/watch?v=8yn9IGk_9uM

About Digital Locations, Inc.

Digital Locations, Inc., is the developer of a disruptive technology that will deliver high-speed Internet from satellites directly to smartphones all over the world. Today, high-speed Internet (also known as broadband Internet) is only available in densely populated areas around the world. The rest of the world is still waiting. Elon Musk (SpaceX), Jeff Bezos (Blue Origin) and others are launching thousands of Low Earth Orbit (LEO) satellites. Unfortunately, without the use of additional equipment, the technology does not yet exist that will allow these satellites to deliver high-speed Internet directly to smartphones. Solving this problem represents an extraordinary business opportunity. Working with a research team from Florida International University, we are developing a truly disruptive technology that will finally make it possible for the wireless industry to offer high-speed Internet service from satellites directly to smartphones anywhere in the world, indoors and outdoors with no dead zones and no cell towers. Anyone, anywhere, regardless of location, economic status, race or gender will be able to access high-speed Internet service and benefit from remote learning, health care, government services, telework, participation in public affairs and even Netflix, Amazon and much, much more.

To learn more about Digital Locations please visit www.digitallocations.com

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